LEVEL TERM INSURANCE RIDER
   RENEWABLE TERM INSURANCE
      ON THE INSURED

In this rider, "we," "our" and "us" mean Equitable Variable Life Insurance Company. "You" means the owner of the policy at the time an owner's right is exercised.

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THIS RIDER'S  BENEFIT AND ITS COST. We will pay to the Beneficiary the amount of term insurance in effect under this rider at the insured person's death, when we receive proof that the insured person died before this rider's Term Expiry Date. This rider's Term Expiry Date is the Initial Term Expiry Date unless this rider is renewed. If it is renewed, the Term Expiry Date is the tenth policy anniversary after the latest renewal, but not later than the Final Term Expiry Date, which is the policy anniversary nearest the insured person's 65th birthday.

The Policy Information section of the policy or the rider that adds this benefit shows the amount of term insurance on the insured person, this rider's Initial Term Expiry Date and the scheduled premiums for this benefit.

While this rider is in effect, its charge will be a part of the monthly deduction from the Policy Account. The charge is based on the insured person's sex, attained age, smoker or non-smoker status and rating class. The maximum monthly charge for this benefit is shown in the Table of Maximum Monthly Charges for Benefits on Page 4-Continued of the Policy.

HOW YOU MAY RENEW THIS RIDER. You may renew this rider on any Term Expiry Date before the Final Term Expiry Date if this policy and rider are in force on that date. Scheduled premiums for renewal are shown in the Policy Information section of the policy.

HOW YOU MAY EXCHANGE THIS RIDER FOR A NEW POLICY. While this rider is in effect, you may exchange it for a new policy on the life of the insured person. You may do this at the beginning of any policy month that is on or before the policy anniversary nearest the insured person's 62nd birthday. We will not ask for evidence of insurability, except as stated below for additional benefit riders.

The new policy will have an insurance amount equal to the amount of term insurance in effect on this rider on the date of exchange. Or, you may choose a lower amount allowed by our rules then in effect.

The Register Date of the new policy will be the date of exchange. Premiums for the new policy will be based on our rates in effect on that date. They will be for the Insured's then attained insurance age and for the same class of risk as for this rider. You may choose that the new policy be on any level premium plan of insurance for which it qualifies under our rules then in effect as to plan, amount, age and class of risk.

You may ask that additional benefit riders be included in the new policy. The issue of any rider will require our consent and evidence of insurability satisfactory to us.

The first premium for the new policy must be received by us on or within 31 days before the date of exchange. We will tell you the amount of the first premium for the new policy on request.

WHEN THIS RIDER WILL TERMINATE. This rider will not be in effect:

1.   On and after its Term Expiry Date, if not renewed;

2.   If the policy is terminated or is being continued under an Option on Lapse;
     or

3.   If this rider is exchanged for a new policy.

You may terminate this rider by asking for this in writing. The effective date of termination will be the beginning of the policy month which coincides with or next follows the date we receive your request.

INCONTESTABILITY AND SUICIDE EXCLUSION. The incontestability and Suicide Exclusion provisions of the policy also apply to this rider. However, if this rider is added after the policy is issued, the time periods in those provisions will be measured for this rider from its Date of Issue as shown on the Additional Benefits Rider.
HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefit is subject to all the terms of this rider and the policy.

This rider has no cash or loan value. It does not affect any reserve referred to in the policy.


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY


            SPECIMEN                                SPECIMEN
Joan B. Miastkowksi    Secretary      Joseph J. Melone     Chairman of the Board


R90-215             Renewable Term Insurance (On the Insured Rider)